Exhibit 10.3

EMPLOYMENT AGREEMENT

This Agreement is dated as of September 19, 2022 (the “Commencement Date”) between MamaMancini’s Holdings, Inc. (the “Company”) and you, Anthony Gruber (“Executive”).

RECITALS

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and subject to the conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DUTIES: Employee shall hold the title and perform the duties of “Chief Financial Officer” of the Company, reporting to the Company’s Chief Executive Officer. Employee agrees to faithfully perform the duties assigned to him from time to time by the Company. Employee shall not engage in any other employment or provide professional services for pay while employed by the Company without written approval of the Chief Executive Officer of the Company. Employee acknowledges that the specific duties for which Employee is hired may change from time to time depending on the decisions of the Company’s Chief Executive Officer. Notwithstanding, no such changes shall be made which would result in a material change in Employee’s responsibilities which are inconsistent with Employee’s skills, experience or expertise or requires a change of Employee’s physical office location by more than 100 miles from the location where Employee is located at the Commencement Date without the expressed written consent of the Employee. The Company will make reasonable efforts to advise Employee in advance of any proposed changes in Employee’s duties.

2.	TERM: Executive agrees to be hired on a full-time basis under this Agreement for a period of five (5) years from the Commencement Date (the “Term”). Notwithstanding the foregoing, in the event the Company does not give written notice of the termination of this Agreement at least ninety (90) days prior to the then scheduled expiration date of the Term, the Term will be automatically extended for an additional one (1) year from such expiration date. Subject to the terms of Section 7 hereof, the Company shall have the absolute right to terminate this Agreement upon six (6) months written notice in the first year of the Term and upon one (1) year notice thereafter.

3.	SALARY: Executive will be paid an initial annual base salary (“Base Salary”) for a period beginning on the Commencement Date and ending on the fifth anniversary of the Commencement Date of $250,000 in equal semi-monthly installments subject to deductions required by law or authorized by Executive. A portion of the Base Salary is paid in consideration of Executive’s agreement to abide by the covenants detailed below. In addition to the Base Salary, Executive shall be eligible to receive an Annual Cash Bonus and Sign-on Stock Price Performance Stock Units (as defined below). Executive’s Base Salary shall be reviewed annually by the Board for possible increase based on Executive’s performance during the preceding fiscal year.

4.	ANNUAL CASH BONUS: Target annual cash bonus will equal (and not exceed without the approval of the Board of Directors) 50% of Base Salary ($250,000 x 50% = $125,000), provided that bonus for the year ending on January 31, 2023 will be prorated for the portion of such year during which Executive was employed by the Company. Bonus targets will be based upon sales goals and pre-tax profit goals, which will be determined by the board and/or compensation committee, as applicable, in consultation with Executive. The annual cash bonus will be paid no later than the fifteenth (15th) day of the third month following the end of the applicable fiscal year for which the bonus is payable

5.	SIGN-ON STOCK PERFORMANCE STOCK UNITS (“SP-PSUs”):

Executive will be granted SP-PSUs of a minimum of 180,000 shares and a maximum of 540,000 shares. The number of shares earned under the SP-PSUs shall be determined based on the percentage increase in the Company’s stock price, beginning with the 90 calendar day average closing price (for the days during such 90-calendar day period on which Company’s stock is traded) prior to Effective Date (the “Beginning Price”) and ending with the 90-calendar day average closing price (for the days during such 90-calendar day period on which Company’s stock is traded) ending on the fifth anniversary of the Effective Date (the “End Price” and such five year period, “SP Performance Period”), based on the following compound average growth rates (“CAGR”):

●	SP-PSUs earned for 20% CAGR— 0.5% of primary common shares outstanding
●	SP-PSUs earned for 25% CAGR— 0.75% of primary common shares outstanding
●	SP-PSUs earned for 30% CAGR—1.0% of primary common shares outstanding
●	SP-PSUs earned for 35% CAGR—1.25% of primary common shares outstanding
●	SP-PSUs earned for 40% CAGR—1.5% of primary common shares outstanding

For example, if the Beginning Price is $1.50 and End Price is $5.57, then a 30% CAGR [$1.50 x (1.3 x 1.3 x 1.3 x 1.3 x 1.3)] was achieved. Assuming 36 million common shares outstanding, 360,000 SP-PSUs would be earned.

No portion of the SP-PSUs shall be eligible to vest if the End Price CAGR is less than 20% higher than the Beginning Price.

Straight line interpolation shall be applied to determine the portion of the SP-PSUs that vests upon a stock price increase between the levels above.

Shares underlying the SP-PSUs that are earned at the end of the 5-year SP Performance Period will vest at the end of the 5-year SP Performance Period, subject to Executive’s continued employment with the Company through the last day of the SP Performance Period.

Change in Control. Notwithstanding anything to the contrary in the foregoing, upon a Change in Control of the Company during the applicable Performance Period, the applicable Performance Period shall end immediately, and the number of shares earned under the PSUs shall be fixed based on Change in Control stock price for SP-PSUs at that time for trailing twelve-month period. If the PSUs remain outstanding and are assumed by the Company’s successor following the Change in Control, the PSUs shall cease being subject to performance vesting, but shall remain subject to service-based vesting over the remainder of the applicable Performance Period (and, for avoidance of doubt, if they are not assumed by the Company’s successor or do not remain outstanding, PSUs will vest on the date of the Change in Control and will be paid out on the date of the closing of the Change in Control).

6.	EXECUTIVE BENEFITS: Executive shall be eligible to participate in the same Executive benefit plans as are made available to similarly situated senior executives of the Company and on terms commensurate with Executive’s position. Executive shall be entitled to twenty (20) paid vacation days per year.

7.	TERMINATION:

(a)	Termination for Cause. In the event of Executive’s termination of employment (such date of termination, the “Termination Date”) by the Company for Cause, Executive shall be entitled to a lump-sum payment of (i) accrued but unpaid Base Salary, with such payment to be made on the first payroll date following the Termination Date (ii) accrued but unused vacation days to be paid no later than the first payroll date immediately following the Termination Date, (iii) reimbursement of expenses incurred in performance of duties, and (iv) accrued, vested compensation and benefits pursuant to the Company’s compensation and benefit plans (collectively, the “Accrued Compensation”).

(b)	Voluntary Resignation Without Good Reason. In the event of Executive’s termination of employment due to voluntary termination of Executive by resignation without Good Reason, Executive shall be entitled to the Accrued Compensation and any earned but unpaid annual cash bonus for the fiscal year immediately preceding the fiscal year in which such termination occurred (to the extent not paid yet), with such payment to be made on the first payroll date following the Termination Date (such annual bonus, the “Accrued Bonus”).

(c)	Termination upon Death or Disability. In the event of Executive’s Death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled to the following:

●	Accrued Compensation
●	Accrued Bonus
●	Prorated Annual Bonus: Prorated Annual Bonus (determined using the actual performance achieved for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of the fiscal year through and including the Termination Date, such bonus payable at the same time bonuses are paid to other senior executives of the Company.
●	SP-PSUs: the award will be earned based on actual performance of the Company through the date of termination. PSUs will be earned pro rata through the Termination Date for any period of less than one year.

(d)	Termination Without Cause or Resignation for Good Reason.

In the event of Executive’s Termination Without Cause or Resignation for Good Reason, Executive shall be entitled to the following:

●	Accrued Compensation
●	Accrued Bonus
●	Prorated Annual Bonus: Prorated Annual Bonus (determined using the actual performance achieved for the performance year in which such termination occurs) based on the number of days elapsed from the commencement of the performance year through and including the Termination Date, such bonus payable at the same time bonuses are paid to other senior executives of the Company.
●	COBRA: Company pays, or reimburses, for the entire premium paid by Executive, for twelve (12) months following termination of employment or, if earlier, until Executive obtains new medical coverage.
●	Cash lump-sum severance payment: a lump-sum payment of 1.0x Base Salary, with such payment to be made on the first payroll date following the Release becoming irrevocable.

(e)	Termination Without Cause or with Good Reason within two (2) years following a Change in Control.

In the event of Executive’s termination Without Cause or Resignation for Good Reason within two (2) years (for PSUs, prior to their vesting date, if later than two (2) years) following a Change in Control (as defined below), Executive shall be entitled to the following:

●	Accrued Compensation
●	Accrued Bonus
●	Prorated Annual Bonus: Prorated Annual Bonus (determined using the actual performance achieved for the performance year in which such termination occurs) based on the number of days elapsed from the commencement of the performance year through and including the Termination Date, such bonus payable at the same time bonuses are paid to other senior executives of the Company.
●	SP-PSUs: All SP-PSUs (to the extent they remain unvested following a Change in Control shall vest immediately on the date of such termination.

●	COBRA: Company pays, or reimburses, for the entire premium paid by Executive, for eighteen (18) months.
●	Cash lump-sum severance payment: a lump-sum payment of 2.0x Base Salary, with such payment to be made on the first payroll date following the Release becoming irrevocable.

(a)	Release of Claims.

Any and all amounts payable and benefits or additional rights provided pursuant to Sections 7(d)-7(e) of this Agreement shall only be payable if Executive delivers to the Company and does not revoke a general release of claims (the “Release”) in favor of the Company in substantially the form attached on Exhibit A hereto. Such Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date. If Executive does not execute such Release within sixty (60) days following the date of termination, or if Executive revokes the release pursuant to its terms, then Executive shall only be entitled to the Accrued Compensation and Accrued Bonus.

(b)	Definitions.

(i)	“Cause” shall exist upon a good-faith determination by the Board, following a hearing before the Board at which Executive was represented by counsel and given an opportunity to be heard, that such Executive has (A) committed an act of fraud, dishonesty, in each case, which is materially detrimental to the financial interests of the Company or any Subsidiary of the Company or (B) that such Executive has been indicted or charged or convicted of an act of willful and material embezzlement or fraud against the Company or any Subsidiary of the Company or of a felony under any state or federal statute; provided, however, that it is specifically understood that Cause shall not include any act of commission or omission in the good faith exercise of such Executive’s business judgment as a director, officer or Executive of the Company, as the case may be, or upon the advice of counsel to the Company.

(ii)	“Change in Control” shall mean (i) a merger or consolidation in which more than fifty percent (50%) of the total combined voting power of the outstanding equity securities of the Company is transferred to a Person or Persons different from the holders of equity securities immediately prior to such merger or consolidation; (ii) any sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) the acquisition, directly or indirectly, by any Person or related group of persons (other than the Company, or a Person that directly or indirectly controls, is controlled by or is under common control with, the Company) of the equity securities of the Company equaling more than fifty percent (50%) of the total combined voting power of the Company’s outstanding equity securities.

(iii)	“Disability” shall mean the Executive’s total and permanent disability; due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(iv)	“Good Reason” shall mean:

(A)	the assignment to Executive of any duties inconsistent with the position in the Company that Executive held immediately prior to the assignment.

(B)	a material diminution of Executive’s title, position, reporting structure or responsibilities from those then in effect.

(C)	the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive prior to such failure.

(D)	reduction in Executive’s base salary or target bonus.

(E)	relocation of Executive’s primary place of employment by more than 50 miles.

Executive shall provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive becomes aware of the first occurrence of such circumstances, and actually terminates employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(v)	“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

8.	CONFIDENTIALITY:

(a)	Confidential Information. Executive agrees that during the course of employment, Executive may learn proprietary and confidential information (“Information”) which is the exclusive property of the Company. Information means the identity of the Company’s Clients; the identity of and the existence of negotiations and prospective Clients; all drawings, records, models, sketches, financial information, and trade secrets relating to the operations, procedures and services of the Company; and products being developed by the Company. Executive agrees that the unauthorized disclosure or misuse of Information may financially harm the Company, which may be entitled to compensation and other forms of legal relief due to Executive’s unauthorized disclosure or misuse of Information. At all times during and after employment, Executive agrees not to disclose or otherwise use Information in a manner which would financially harm the Company. Information shall not include any information that is either (i) publicly known or generally known within the industry, in each case which becomes a part of the public domain not as a result of Executive’s breach of this Section 11, or (ii) in connection with any dispute between Executive and the Company (or as otherwise required by law). In addition, Information shall not include any information which was disclosed to the Executive not in connection with Executive’s duties hereunder.

(b)	Whistleblower; Defend Trade Secrets Act Disclosure.

(i)	In addition, Executive understands that nothing in this Agreement shall be construed to prohibit Executive from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights Executive may have under applicable labor laws to engage in concerted activity with other employees; provided however, that Executive agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where Executive’s right to receive such a monetary benefit is otherwise not waivable by law.

(ii)	Executive understands that the Defend Trade Secrets Act provides that Executive may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

9.	NON-SOLICITATION COVENANTS: By virtue of employment under this Agreement, Executive will occupy an important position with the Company, will acquire an intimate knowledge and expertise of considerable value to the Company and will develop good will between Clients and the Company. Moreover, the Company has substantial rights and interests in each Client serviced, handled, contacted or obtained by it, including, but not limited to, those Clients procured and/or serviced in any manner by Executive while in the employment of the Company. Executive acknowledges and represents that Executive does not and will not have any right or interest in such Clients of the Company. Executive agrees that on the Commencement Date through the twelve (12) months following the Executive’s termination of employment with the Company, Executive will not either directly or through any other person or company:

(a)	Solicit any Client of the Company for purposes of Competitive Business; or

(b)	Attempt to persuade or persuade any Client of the Company to transfer any business to Executive for purposes of Competitive Business; or

(c)	Agree to serve as an agent, contractor, joint venture party, partner, consultant or Executive of a Company Client or in any way be associated with a Client of the Company for purposes of Competitive Business; or

(d)	Agree to perform any service, attempt to perform any service or perform any service for a Client of the Company; or

(e)	Divert from the Company, any past or present business of any Client of the Company for purposes of Competitive Business; or

(f)	Attempt to employ or employ any Company employee who was employed at any time within six (6) months preceding Executive’s last date of employment; or

(g)	Remove from the Company’s offices any property belonging to the Company including but not limited to manuals, Clients lists, work in progress, or other written materials of a proprietary nature, except as necessary and appropriate to perform duties during employment with the Company; provided, that Executive may retain (i) any personal, financial, insurance, identification and health records or documents and (ii) the contact information of Executive’s personal contacts and any portion of Executive’s personal correspondence, in each case, to the extent such retained portion does not contain any Information described in Section 11 above.

For purposes of this Agreement, “Client” shall be defined as (a) any client who was a customer of the Company at any time within six (6) months preceding the termination of Executive’s employment with the Company and which has acquired at least $500,000 of the Company’s products in the preceding twelve (12) month period; and (b) any prospective client to whom the Company has made a formal or informal presentation within six (6) months preceding the termination of Executive’s employment with the Company, and such prospective client which is reasonably expected to purchase, in the first twelve (12) month period of engagement with the Company, at least $500,000 of Company’s products.

10.	NON-COMPETE:

(a)	It is agreed that the provisions of subparagraph (b), below, shall be applicable in the event of termination of this Agreement due to the Term ending and if the Company elects to not renew this Agreement. In the event the Company terminates Executive’s employment prior to the last day of the Term, it is agreed that this paragraph will be in effect for 12 twelve (12) months from the date of Executive’s termination of employment for any reason.

(b)	Following termination of employment with the Company, Executive will not engage in any business (the “Competitive Business”) relating to the manufacture, sales, distribution or marketing of any products which are directly competitive with the Company’s line of products, which shall be limited to the sale and manufacturing of meatballs, meatloaf, Italian Entrees, grilled and fried chicken breasts, salads, grilled sandwiches and sauces for retail sale directly to consumers or food stores, or dining establishments or food service (and such Competitive Business specifically excludes dining establishments), or in any way interfere with, attempt to terminate or adversely affect the relationship between the Company and any of its Executives, agents, vendors, suppliers or Clients, including but not limited to the making of any disparaging statements about the Company or any of its Executives or agents.

Whenever Executive desires to undertake, alone or with a third party, any activity that may be deemed to be in violation of this Agreement, Executive shall seek the Board’s consent to said activity before engaging in the activity (which shall not be unreasonably withheld).

11.	THE COMPANY’S RELIEF: Executive acknowledges that Executive provides services to the Company that are special and unique in character. Executive admits that a violation of any restrictive covenant provision in this Agreement shall cause substantial and irreparable harm to the Company. Accordingly, Executive specifically agrees that the Company shall be entitled, in addition to all other remedies available at law or in equity, to injunctive and equitable relief to prevent an anticipatory breach of, or to enjoin any activity that constitutes a breach of a restrictive covenant in this Agreement without posting bond or other security.

12.	MISCELLANEOUS PROVISIONS: This Agreement: (i) constitutes the entire agreement between the Company and Executive and supersedes any prior understanding between the Company and Executive; and (ii) is to be interpreted under the laws of New Jersey. In the event that any provision of this Agreement is held to be unenforceable, this shall not affect the remaining provisions of this Agreement which shall remain in full force and effect. The Company and Executive further agree that if any of the covenants in this Agreement are found to be unenforceable by a court of competent jurisdiction by reason of the length of time, scope or size of geographic area, it is the intention of the parties that these covenants be reformed by such court so that such period of time, scope or geographic area be reduced to the extent required to cure such invalidity.

13.	ARBITRATION: Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14.	SECTION 409A: The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(a)	Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement or any other plan, agreement or arrangement with the Company is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s separation from service (as defined in Section 409A) and (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(b)	Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)	Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

[signatures are on the next page]

Please signify your acceptance of the terms of this Agreement by signing below.

MamaMancini’s Holdings, Inc.		Executive

By:	/s/ Adam L. Michaels	/s/ Anthony Gruber
Name:	Adam L. Michaels	Anthony Gruber
Title:	CEO

Date:	9/9/22	Date:	9/9/22

EXHIBIT A

RELEASE

I, Anthony Gruber, in consideration of and subject to the performance by MamaMancini’s Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Employment Agreement dated as of September __, 2022 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 10 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present through the date hereof (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964 and as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000(e), et seq.; the Federal Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 623, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c); Executive Order 11246; § 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Genetic Information Nondiscrimination Act of 2008; the Lilly Ledbetter Fair Pay Act of 2009; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1132(a)(1)(B), et seq.; Sarbanes-Oxley Act of 2002, Public Law 107-204, including whistleblowing claims under 18 U.S.C. §§ 1514A and 1513(e); the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Workers’ Compensation Law’s anti-retaliation provisions; public policy torts; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for discrimination, retaliation or harassment of any kind; claims for defamation or other personal or business injury of any kind; any claims arising out of any and all employee handbooks, policy and procedure manuals, and other policies and practices of the Company and any other Company incentive plans or agreements, including any claims for equity or stock; claims for attorneys’ fees and costs; and any and all claims arising under any other federal, state, local, foreign or international laws, statutes, regulations, or ordinances, as well as any and all common law legal or equitable claims to any form of legal or equitable relief, damages, compensation or benefits (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any benefits to which I am entitled under Section 10 of the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates, if applicable.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. 11. I hereby acknowledge that Sections 7 through 13, 17 through 20, 23 and 25 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST THIRTY (30) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED THIRTY (30)-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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